                                                                   EXHIBIT 12.2

                                THE LOEWEN GROUP INC.
                   COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO
                                     U.S. GAAP

                                         FOR THE YEAR ENDED DECEMBER 31,
                         ---------------------------------------------------------------
                           1996          1995          1994          1993         1992
                         --------      --------      --------      --------     --------
                                  (IN THOUSANDS OF U.S. DOLLARS, EXCEPT RATIOS)
Earnings (loss) before
 income taxes.........   $ 89,144      $(125,539)    $ 57,877      $ 44,374     $ 33,964
Fixed charges included
 in earnings (loss)
 before income taxes:
  Interest on long-term
   debt...............   $ 88,932      $ 50,913      $ 34,203      $ 22,337     $ 20,874
 Amortization of
  deferred finance
  costs...............   $  4,171         1,512         1,139           852          634
 Dividends on preferred
  securities of
  subsidiary..........   $  7,088         7,088         2,678            --           --
                         --------      --------      --------      --------     --------
                          100,191        59,513        38,020        23,189       21,508
                         --------      --------      --------      --------     --------
Earnings (loss).......   $189,335      $(66,026)     $ 95,897      $ 67,563     $ 55,472
                         ========      ========      ========      ========     ========

Fixed charges:
 Fixed charges included
  in earnings before
  income taxes........   $100,191      $ 59,813      $ 38,020      $ 23,189     $ 21,508
 Capitalized interest.      2,092         2,722         1,128           120           --
                         --------      --------      --------      --------      -------
Total fixed charges...   $102,283      $ 62,235      $ 39,148      $ 23,309      $ 21,508
                         ========      ========      ========      ========     ========

Ratio of earnings to
 fixed charges........       1.9x         --(1)          2.4x          2.9x         2.6x
                         ========      ========      ========      ========     ========

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(1) The 1995 loss is not sufficient to cover fixed charges by a total of approximately $128.3 million, and as such the ratio of earnings to fixed charges has not been computed.